News Release I For Immediate Release
FactSet Reports Results for Fourth Quarter 2023
◦Q4 GAAP revenues of $535.8 million, up 7.3% from Q4 2022; Fiscal 2023 GAAP revenues of $2,086 million, up 13.1% from fiscal 2022
◦Organic Q4 ASV plus professional services of $2.2 billion, up 7.1% year over year
◦Q4 GAAP operating margin of 21.9%, down 460 bps year over year, and adjusted operating margin of 33.6%, up 210 bps from the prior year; Fiscal 2023 GAAP operating margin of 30.2%, increased 440 bps year over year, and adjusted operating margin of 36.2%, increased 230 bps over the prior year
◦Q4 GAAP diluted EPS of $1.68, down 37.5% from the prior year, and adjusted diluted EPS of $2.93, down 6.4% year over year; Fiscal 2023 GAAP diluted EPS of $12.03, increased 17.4% from the prior year, and adjusted diluted EPS of $14.55, increased 8.3% year over year
◦FactSet is providing fiscal 2024 guidance, with expected ASV plus professional services growth of 6% - 8%, GAAP revenue growth of 6% - 7%, adjusted operating margin increase of 10 - 50 bps, and adjusted diluted EPS growth of 6.5% - 10%.

NORWALK, Conn., September 21, 2023 - FactSet ("FactSet" or the “Company”) (NYSE:FDS) (NASDAQ:FDS), a global financial digital platform and enterprise solutions provider, today announced results for its fourth quarter and full fiscal year 2023 ended August 31, 2023.

Fourth Quarter Fiscal 2023 Highlights
•GAAP revenues increased 7.3%, or $36.5 million, to $535.8 million for the fourth quarter of fiscal 2023 compared with $499.3 million for the same period in fiscal 2022. The increase was primarily due to higher sales of Analytics & Trading and Content & Technology solutions. Organic revenue, which excludes the effects of acquisitions and dispositions completed within the last 12 months and foreign currency movements, grew 7.2% to $535.2 million during the fourth quarter of fiscal 2023 from the prior year period.
•Annual Subscription Value (ASV) plus professional services was $2.2 billion at August 31, 2023, compared with $2.01 billion at August 31, 2022. Organic ASV plus professional services, which excludes the effects of acquisitions and dispositions completed within the last 12 months and foreign currency movements, was $2.2 billion at August 31, 2023, up $145.0 million from the prior year at a growth rate of 7.1%.
•Organic ASV plus professional services increased $54.9 million over the last three months. The primary contributors to this growth were higher sales of Analytics & Trading and Content & Technology solutions. Please see the “ASV + Professional Services” section of this press release for details.
•GAAP operating margin decreased to 21.9% compared with 26.5% for the prior year, primarily due to non-recurring restructuring and facilities impairment, partially offset by lower third-party content costs and lower foreign currency impact. Adjusted operating margin improved to 33.6% compared with 31.5% in the prior year period driven by a lower bonus accrual, partially offset by higher salary expenses. Higher technology expenses were offset by lower third-party content, facilities expenses and foreign currency impact.
•Fourth quarter results include an out-of-period adjustment related to an ongoing review and analysis of certain tax positions, resulting in a one-time charge of $6.8 million and a $20 million provision. FactSet believes this $20 million provision represents the maximum remaining amount of net unrealizable tax assets. Upon completion of its review, and prior to filing its Annual Report on Form 10-K, FactSet plans to take a one-time charge with respect to this provision to reflect the confirmed actual amount of net unrealizable tax assets. The final amount of this charge is not expected to differ significantly from the current $20 million provision. At this time, FactSet has concluded that this adjustment is not material to the current period financial statements. The adjustment relates to the accounting of tax balance sheet accounts, including deferred tax assets and liabilities. All local, federal and foreign taxes payable have been paid in a timely manner, subject to normal audits of open years.

•GAAP diluted earnings per share (EPS) decreased 37.5% to $1.68 compared with $2.69 for the same period in fiscal 2022, mainly due to non-recurring charges and the higher tax provision, which had a $0.68 impact. Adjusted diluted EPS
1 Prior year Total ASV now reflects additional CGS revenues not previously included.

News Release I For Immediate Release
decreased 6.4% to $2.93, compared with $3.13 for the prior year period, mainly due to non-recurring charges and the higher tax provision, which had a $0.68 impact.
•Adjusted EBITDA increased to $172.2 million, up 8.6% for the fourth quarter of fiscal 2023 compared with $158.5 million for the same period in fiscal 2022, due to higher income tax add-backs and impairment charges, partially offset by lower net income.
•In connection with the acquisition of CGS, FactSet entered into a new credit agreement providing for a $1 billion term loan and revolving credit facilities. In the fourth quarter of fiscal 2023, FactSet paid $62.5 million towards the term loan. As of August 31, 2023, FactSet had a term loan principal balance of $375 million, having made $625 million in total term loan principal payments since the inception of the loan.
•The Company’s effective tax rate for the fourth quarter of fiscal 2023 increased to 39.9% compared with 10.3% for the three months ended August 31, 2022, primarily due to one-time adjustments of certain tax positions, expiring foreign tax incentives and higher foreign statutory rates.

"During a transformative period where technology is reshaping our industry, FactSet's open platform strategy is resonating with clients seeking new sources of growth as well as increased efficiency,” said Phil Snow, FactSet CEO. “Our unwavering commitment to innovation is putting the full power of our vast repository of connected data and analytical capabilities at our clients' fingertips.”

Key Financial Measures*

(Condensed and Unaudited)	Three Months Ended			Twelve Months Ended			Latest
	August 31,			August 31,			FY 2023
(In thousands, except per share data)	2023	2022	Change	2023	2022	Change	Guidance
Revenues	$535,797	$499,297	7.3%	$2,085,508	$1,843,892	13.1%	$2.08 - $2.10B
Organic revenues	$535,224	$499,297	7.2%	$1,994,953	$1,843,917	8.2%
Operating income	$117,103	$132,219	(11.4)%	$630,207	$475,482	32.5%
Adjusted operating income	$180,134	$157,480	14.4%	$755,188	$624,395	20.9%
Operating margin	21.9%	26.5%		30.2%	25.8%		29% - 30%
Adjusted operating margin	33.6%	31.5%		36.2%	33.9%		35% - 36%
Net income	$65,080	$104,422	(37.7)%	$468,134	$396,917	17.9%
Adjusted net income	$113,556	$121,512	(6.5)%	$565,990	$520,279	8.8%
Adjusted EBITDA	$172,207	$158,514	8.6%	$777,620	$628,179	23.8%
Diluted EPS	$1.68	$2.69	(37.5)%	$12.03	$10.25	17.4%	$12.25 - $12.65
Adjusted diluted EPS	$2.93	$3.13	(6.4)%	$14.55	$13.43	8.3%	$14.75 - $15.15

* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release.

“FactSet made good progress on expense management," said Linda Huber, FactSet CFO. "Looking ahead, we will maintain our focus on sustainable growth and profitability to fuel innovation.”

Full Year 2023 Highlights
•GAAP Revenues increased 13.1% to $2.09 billion, up 8.2% on an organic basis, based primarily on the lapping of the CGS acquisition and stronger organic ASV. This marked the 43rd consecutive year of revenues increase for the Company.

•GAAP operating margin increased to 30.2% compared with 25.8% for the prior year, primarily due to the lapping of prior year facilities impairment, partially offset by lower third-party content costs and lower foreign currency impact. Adjusted operating margin improved to 33.6% compared with 31.5% in the prior year period driven by a lower bonus accrual, partially

News Release I For Immediate Release
offset by higher salary expenses. Higher technology expenses were offset by lower third-party content, facilities expenses and foreign currency impact.
•Diluted EPS increased 17.4% to $12.03, mainly driven by revenue growth and the lapping of one time charges of the prior year. This was partially offset by a higher tax provision, which had a $0.68 impact. Adjusted diluted EPS increased 8.3% to $14.55, primarily driven by revenue growth and margin expansion. It was partially offset by higher interest expense and higher tax provisions, which had a $0.68 impact. Fiscal 2023 marks the 27th consecutive year that FactSet has increased its adjusted diluted EPS.
•Net cash provided by operating activities totaled $645.6 million, driven by higher net income and the timing of estimated tax payments. Free cash flow increased 20.0% to $584.8 million, primarily due to the timing of estimated tax payments, partially off set by higher capital expenditures.
•Client count increased by 5.1% or 383 during the year, while users grew by 5.6% or 9,990 from the prior year.
•In April 2023, FactSet increased its quarterly cash dividend by 10% to $0.98 per share. The $0.09 per share increase marks the twenty-fourth consecutive year the Company has increased dividends, highlighting FactSet's continued commitment to return value to its shareholders.
•The Company returned $315.3 million to shareholders in share repurchases and dividends during the 2023 fiscal year, for a return of 25% as a percentage of free cash flow and proceeds from employee stock plans.
•FactSet won several awards in 2023, with honors noted for research, risk, performance, trading, and wealth management. FactSet was honored by more than thirty industry awards and rankings reports, including winning “Trading Tech’s Best Cloud-Based Market Data Delivery Solution”.

Annual Subscription Value (ASV) + Professional Services1
ASV at any given point in time represents the forward-looking revenues for the next twelve months from all subscription services currently supplied to clients. Professional services are revenues derived from project-based consulting and implementation.
ASV plus professional services was $2,174.6 million at August 31, 2023, compared with $2,027.4 million at August 31, 2022. Organic ASV plus professional services was $2,175.1 million at August 31, 2023, up $145 million from the prior year at a growth rate of 7.1%. Organic ASV, which excludes the effects of acquisitions and dispositions completed within the last 12 months and foreign currency movements, plus professional services, increased $54.9 million over the last three months.
Buy-side and sell-side organic ASV growth rates for the fourth quarter of fiscal 2023 were 6.9% and 9.3%, respectively. Buy-side clients, including asset managers, wealth managers, asset owners, hedge funds, partners, and corporate clients, accounted for approximately 82% of organic ASV. The remaining organic ASV came from sell-side firms, including broker-dealers, banking and advisory, private equity and venture capital firms. Supplementary tables covering organic buy-side and sell-side ASV growth rates may be found on the last page of this press release.

Segment Revenues and ASV1

ASV from the Americas region was $1,376.9 million compared with ASV in the prior year period of $1,286.7 million. Organic ASV increased 7.0% to $1,376.9 million. Americas revenues for the quarter increased to $343.3 million compared with $323.6 million in the fourth quarter of last year. Excluding the effects of acquisitions and dispositions completed in the last 12 months, the Americas region's organic revenues growth rate was 6.0%.
ASV from the EMEA region was $559.6 million compared with ASV in the prior year period of $516.1 million. Organic ASV increased 7.7% to $558.8 million. EMEA revenues were $138.6 million compared with $126.4 million in the fourth quarter of fiscal 2022. Excluding the effects of acquisitions and dispositions completed in the last 12 months and foreign currency impacts, the EMEA region's organic revenues growth rate was 9.1%.
ASV from the Asia Pacific region was $215.4 million compared with ASV in the prior year period of $200.5 million. Organic ASV increased 8.1% to $216.7 million. Asia Pacific revenues were $53.9 million compared with $49.3 million in the fourth quarter of fiscal 2022. Excluding the effects of acquisitions and dispositions completed in the last 12 months and foreign currency impacts, the Asia Pacific region's organic revenues growth rate was 9.9%.

News Release I For Immediate Release
Segment ASV does not include professional services, which totaled $22.7 million at August 31, 2023.

Organic ASV plus professional services from FactSet’s workflow solutions at August 31, 2023 was as follows:

•Research & Advisory ASV was $922 million, representing 4.7% growth year over year.
•Analytics & Trading ASV was $708 million, growing 8.8% year over year.
•Content and Technology Solutions (CTS) ASV was $545 million, increasing 9.3% year over year. This amount includes ASV related to CGS, which is now included in organic ASV.
Operational Highlights – Fourth Quarter Fiscal 2023
•Client count as of August 31, 2023 was 7,921, a net increase of 151 clients in the past three months, primarily driven by an increase in corporate and wealth management clients, as well as channel partners. The count includes clients with ASV of $10,000 and more.
•User count increased by 2,127 to 189,972 in the past three months, primarily driven by an increase in banking and wealth management clients.
•Annual ASV retention was greater than 95%. When expressed as a percentage of clients, annual retention was 91%.
•Employee count was 12,237 as of August 31, 2023, up 9.2% over the last twelve months, with the increase primarily in our Centers of Excellence. Growth was largely driven by an increase in the content, product, and technology organizations. 67% of our employees are in our Centers of Excellence.
•Net cash provided by operating activities increased to $175.9 million compared with $147.2 million for the fourth quarter of fiscal 2022, primarily related to higher net income as well as the timing of income tax payments. Quarterly free cash flow increased to $156.3 million compared with $136.1 million a year ago, an increase of 14.8%, driven by the timing of income tax payments partially offset by higher capital expenditures.
•A quarterly dividend of $37.3 million, or $0.98 per share, was paid on September 21, 2023, to holders of record of FactSet’s common stock at the close of business on August 31, 2023.
•FactSet acquired idaciti, Inc., an innovator in data structuring and collection technology, expanding on the Company's multi-year investment program to digitally transform its content collection infrastructure and accelerating time-to-market for delivering critical data sets.
•CGS announced the launch of a new CUSIP based entity identifier for the $5 trillion syndicated corporate loan market.
•The Company appointed Catrina Harding as Executive Vice President, Chief People Officer. In this role, she oversees FactSet’s global human resources organization and reports directly to Chief Executive Officer (CEO) Phil Snow.
•FactSet announced that it has appointed Ali van Nes as Senior Vice President, Investor Relations. She will replace Kendra Brown, who will now lead FactSet’s Banking and Sell-Side Research workflow solution.
Share Repurchase Program
FactSet repurchased 264,400 shares of its common stock for $109.6 million at an average price of $414.63 during the fourth quarter under the Company’s existing share repurchase program. As of August 31, 2023, $4.5 million remained available for share repurchases under this program. On June 20, 2023, the Board of Directors of FactSet approved a new share repurchase program of up to $300 million, which became available on September 1, 2023.
Annual Business Outlook
FactSet is providing its outlook for fiscal 2024. The following forward-looking statements reflect FactSet's expectations as of today's date. Given the risk factors, uncertainties, and assumptions discussed below, actual results may differ materially. FactSet does not intend to update its forward-looking statements prior to its next quarterly results announcement.
Fiscal 2024 Expectations
•Organic ASV plus professional services is expected to grow in the range of $130 million to $175 million during fiscal 2024.

News Release I For Immediate Release
•GAAP revenues are expected to be in the range of $2,210 million to $2,230 million.
•GAAP operating margin is expected to be in the range of 33.1% to 33.5%.
•Adjusted operating margin is expected to be in the range of 36.3% to 36.7%.
•FactSet's annual effective tax rate is expected to be in the range of 17.0% to 18.0%.
•GAAP diluted EPS is expected to be in the range of $14.20 to $14.70.
•Adjusted diluted EPS is expected to be in the range of $15.65 to $16.15.
Both GAAP operating margin and GAAP diluted EPS guidance do not include certain effects of any non-recurring benefits or charges that may arise in fiscal 2024. Please see the back of this press release for a reconciliation of GAAP to adjusted metrics.
Conference Call
Fourth Quarter 2023 Conference Call Details

Date:            Thursday, September 21, 2023
Time:            11:00 a.m. Eastern Time
Participant Registration:    FactSet Q4 2023 Earnings Call Registration

Please register for the conference call using the above link before the call start time. The conference call platform will register your name and organization and provide dial-in numbers and a unique access pin. The conference call will have a live Q&A session.

A replay will be available on the Company’s investor relations website after 1:00 p.m. Eastern Time on September 21, 2023, through September 21, 2024. The earnings call transcript will be available via FactSet CallStreet.
Forward-looking Statements
This news release contains forward-looking statements based on management's current expectations, estimates, forecasts and projections about industries in which FactSet operates and the beliefs and assumptions of management. All statements that address expectations, guidance, outlook or projections about the future, including statements about the Company's strategy for growth, product development, revenues, future financial results, anticipated growth, market position, subscriptions, expected expenditures, trends in FactSet’s business and financial results, are forward-looking statements. Forward-looking statements may be identified by words like "expects," "believes," "anticipates," "plans," "intends," "estimates," "projects," "should," "indicates," "continues," "may" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. Forward-looking statements speak only as of the date they are made, and FactSet assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.
About Non-GAAP Financial Measures
Financial measures in accordance with U.S. GAAP including revenues, operating income and margin, net income, diluted earnings per share and cash provided by operating activities have been adjusted.

FactSet uses these adjusted financial measures both in presenting its results to stockholders and the investment community and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Investors may benefit from referring to these adjusted financial measures in assessing the Company’s performance and when planning, forecasting and analyzing future periods and may also facilitate comparisons to its historical performance. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Adjusted revenues exclude the impact of the fair value of deferred revenues acquired in a business combination. Organic revenues further exclude the effects of acquisitions and dispositions completed in the last 12 months and foreign currency movements in all periods presented. Adjusted operating income and margin, adjusted net income, and adjusted diluted earnings per share exclude

News Release I For Immediate Release
intangible asset amortization, the impact of the fair value of deferred revenues acquired in a business combination and non-recurring items. EBITDA excludes interest expense, provision for income taxes and depreciation and amortization expense, while Adjusted EBITDA further excludes non-recurring non-cash expenses. The Company believes that these adjusted financial measures help to fully reflect the underlying economic performance of FactSet.

Cash flows provided by operating activities has been reduced by purchases of property, equipment, leasehold improvements and capitalized internal-use software to report non-GAAP free cash flow. FactSet uses this financial measure both in presenting its results to stockholders and the investment community and in the Company’s internal evaluation and management of the business. Management believes that this financial measure is useful to investors because it permits investors to view the Company’s performance using the same metric that management uses to gauge progress in achieving its goals and is an indication of cash flow that may be available to fund further investments in future growth initiatives.
About FactSet
FactSet (NYSE:FDS | NASDAQ:FDS) helps the financial community to see more, think bigger, and work better. Our digital platform and enterprise solutions deliver financial data, analytics, and open technology to nearly 8,000 global clients, including almost 190,000 individual users. Clients across the buy-side and sell-side as well as wealth managers, private equity firms and corporations achieve more every day with our comprehensive and connected content, flexible next-generation workflow solutions, and client-centric specialized support. As a member of the S&P 500, we are committed to sustainable growth and have repeatedly scored 100 on the Human Rights Campaign® Corporate Equality Index. We have been recognized amongst the Best Places to Work in 2023 by Glassdoor as a Glassdoor Employees’ Choice Award winner. Learn more at www.factset.com and follow us on Twitter and LinkedIn.

FactSet
Investor Relations Contact:
Ali van Nes
+1.203.810.2273
Avannes@factset.com
Media Contact
Megan Kovach
+1.512.736.2795
megan.kovach@factset.com

News Release I For Immediate Release

Consolidated Statements of Income (Unaudited)
	Three Months Ended		Twelve Months Ended
	August 31,		August 31,
(In thousands, except per share data)	2023	2022	2023	2022
Revenues	$535,797	$499,297	$2,085,508	$1,843,892
Operating expenses
Cost of services	263,688	241,944	973,225	871,106
Selling, general and administrative	130,227	123,847	456,130	433,032
Asset impairments	24,779	1,287	25,946	64,272
Total operating expenses	418,694	367,078	1,455,301	1,368,410

Operating income	117,103	132,219	630,207	475,482

Other income (expense), net
Interest income	4,618	1,276	12,809	6,175
Interest expense	(16,691)	(15,580)	(66,319)	(35,697)
Other income (expense), net	3,279	(1,487)	8,257	(2,366)
Total other income (expense), net	(8,794)	(15,791)	(45,253)	(31,888)

Income before income taxes	108,309	116,428	584,954	443,594

Provision for income taxes	43,229	12,006	116,820	46,677
Net income	$65,080	$104,422	$468,134	$396,917

Basic earnings per common share	$1.71	$2.75	$12.26	$10.48
Diluted earnings per common share	$1.68	$2.69	$12.03	$10.25

Basic weighted average common shares	38,092	38,008	38,194	37,864
Diluted weighted average common shares	38,784	38,820	38,898	38,736

News Release I For Immediate Release

Consolidated Balance Sheets (Unaudited)

(In thousands)	August 31, 2023	August 31, 2022
ASSETS
Cash and cash equivalents	$425,444	$503,273
Investments	32,210	33,219
Accounts receivable, net of reserves of $7,769 at August 31, 2023 and $2,776 at August 31, 2022	237,665	204,102
Prepaid taxes	—	38,539
Prepaid expenses and other current assets	55,060	91,214
Total current assets	750,379	870,347

Property, equipment and leasehold improvements, net	86,107	80,843
Goodwill	1,008,454	965,848
Intangible assets, net	1,859,202	1,895,909
Deferred taxes	33,172	3,153
Lease right-of-use assets, net	141,837	159,458
Other assets	69,226	38,747
TOTAL ASSETS	$3,948,377	$4,014,305

LIABILITIES
Accounts payable and accrued expenses	$120,816	$108,395
Current lease liabilities	28,839	29,185
Accrued compensation	112,892	114,808
Deferred revenues	152,430	152,039
Current Taxes Payable	15,071	—
Dividends payable	37,265	33,860
Total current liabilities	467,313	438,287

Long-term debt	1,612,700	1,982,424
Deferred taxes	4,141	8,800
Deferred revenues, non-current	3,734	7,212
Taxes payable	34,672	34,211
Long-term lease liabilities	198,382	208,622
Other liabilities	6,844	3,341
TOTAL LIABILITIES	$2,327,786	$2,682,897

STOCKHOLDERS’ EQUITY
TOTAL STOCKHOLDERS’ EQUITY	$1,620,591	$1,331,408

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,948,377	$4,014,305

News Release I For Immediate Release

Consolidated Statements of Cash Flows (Unaudited)
	Twelve Months Ended
	August 31,
(In thousands)	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$468,134	$396,917
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	105,384	86,683
Amortization of lease right-of-use assets	32,344	38,949
Stock-based compensation expense	62,038	56,003
Deferred income taxes	(42,650)	(8,715)
Asset impairments	25,946	64,272
Changes in assets and liabilities, net of effects of acquisitions
Accounts receivable, net of reserves	(40,103)	(32,980)
Accounts payable and accrued expenses	7,393	13,672
Accrued compensation	(3,431)	14,524
Deferred revenues	(3,387)	(6,100)
Taxes payable, net of prepaid taxes	53,991	(19,275)
Lease liabilities, net	(39,704)	(44,544)
Other, net	19,618	(35,049)
Net cash provided by operating activities	645,573	524,357

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, equipment, leasehold improvements and capitalized internal-use software	(60,786)	(37,236)
Acquisition of businesses, net of cash and cash equivalents acquired	(23,593)	(1,981,641)
Purchases of investments	(11,014)	(878)
Net cash provided by (used in) investing activities	(95,393)	(2,019,755)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	—	2,238,355
Repayment of debt	(375,000)	(825,000)
Payments of debt issuance costs	—	(9,736)
Dividend payments	(138,601)	(125,934)
Proceeds from employee stock plans	72,006	86,047
Repurchases of common stock	(176,720)	(18,639)
Other financing activities	(13,709)	(5,859)
Net cash provided by (used in) financing activities	(632,024)	1,339,234

Effect of exchange rate changes on cash and cash equivalents	4,015	(22,428)
Net increase (decrease) in cash and cash equivalents	(77,829)	(178,592)
Cash and cash equivalents at beginning of period	503,273	681,865
Cash and cash equivalents at end of period	$425,444	$503,273

News Release I For Immediate Release
Reconciliation of U.S. GAAP Results to Adjusted Financial Measures
Financial measures in accordance with U.S. GAAP, including revenues, operating income and margin, net income, diluted EPS and cash provided by operating activities, have been adjusted below. FactSet uses these adjusted financial measures both in presenting its results to stockholders and the investment community and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Adjusted measures may also facilitate comparisons to FactSet’s historical performance.

Revenues
The table below provides a reconciliation of revenues to adjusted revenues and organic revenues.

(Unaudited)	Three Months Ended			Twelve Months Ended
	August 31,			August 31,
(In thousands)	2023	2022	Change	2023	2022	Change
Revenues	$535,797	$499,297	7.3%	$2,085,508	$1,843,892	13.1%
Deferred revenues fair value adjustment (a)	—	—		—	25
Adjusted revenues	535,797	499,297	7.3%	2,085,508	1,843,917	13.1%
Acquired revenues (b)	(128)	—		(95,953)	—
Currency impact (c)	(445)	—		5,398	—
Organic revenues	$535,224	$499,297	7.2%	$1,994,953	$1,843,917	8.2%
(a)The amortization effect of purchase accounting adjustment on the fair value of acquired deferred revenue.
(b)Removes acquisition-related revenue recognized in the current fiscal quarter and year in which the comparable prior year period predated the acquisition(s).
(c)The impact from foreign currency movements over the past 12 months.

News Release I For Immediate Release
Non-GAAP Financial Measures
The table below provides a reconciliation of operating income, operating margin, net income and diluted EPS to adjusted operating income, adjusted operating margin, adjusted net income, EBITDA and adjusted diluted EPS.

	Three Months Ended			Twelve Months Ended
	August 31,			August 31,
(dollar amounts in thousands, except per share data)	2023	2022	% Change	2023	2022	% Change
Operating income	$117,103	$132,219	(11.4)%	$630,207	$475,482	32.5%
Deferred revenues fair value adjustment	—	—		—	25
Intangible asset amortization	18,131	18,210		71,503	49,122
Asset Impairments (a)	20,327	—		20,327	62,205
Restructuring / severance	18,128	(332)		19,879	9,975
Contingent Liability	6,239	3,610		6,239	3,610
Business acquisition / integration costs (b)	206	3,152		7,033	20,608
Transformation costs (c)	—	621		—	3,368
Adjusted operating income	$180,134	$157,480	14.4%	$755,188	$624,395	20.9%
Operating margin	21.9%	26.5%		30.2%	25.8%
Adjusted operating margin (d)	33.6%	31.5%		36.2%	33.9%

Net income	$65,080	$104,422	(37.7)%	$468,134	$396,917	17.9%
Deferred revenues fair value adjustment	—	—		—	22
Intangible asset amortization	14,496	15,617		59,422	43,266
Asset Impairments (a)	16,251	—		16,893	54,789
Restructuring / severance	14,493	(285)		16,520	8,786
Contingent Liability	4,988	3,096		5,185	3,180
Business acquisition / integration costs (b)	165	2,703		5,845	18,151
Transformation costs (c)	—	533		—	2,967
Income tax items	(1,917)	(4,574)		(6,009)	(7,799)
Adjusted net income (e)	$113,556	$121,512	(6.5)%	$565,990	$520,279	8.8%

Net income	65,080	104,422	(37.7)%	468,134	396,917	17.9%
Interest expense	16,691	15,580		66,319	35,697
Income taxes	43,229	12,006		116,820	46,677
Depreciation and amortization expense	26,703	26,506		105,384	86,683
EBITDA	$151,703	$158,514	(4.3)%	$756,657	$565,974	33.7%
Non-recurring non-cash expenses	20,504	—		20,963	62,205
Adjusted EBITDA	$172,207	$158,514	8.6%	$777,620	$628,179	23.8%

Diluted earnings per common share	$1.68	$2.69	(37.5)%	$12.03	$10.25	17.4%
Deferred revenues fair value adjustment	—	—		—	0.00
Intangible asset amortization	0.38	0.41		1.53	1.11
Asset Impairments (a)	0.42	—		0.43	1.41
Restructuring / severance	0.37	(0.01)		0.43	0.23
Contingent Liability	0.13	0.08		0.13	0.08
Business acquisition / integration costs (b)	0.00	0.07		0.15	0.47
Transformation costs (c)	—	0.01		—	0.08
Income tax items	(0.05)	(0.12)		(0.15)	(0.20)
Adjusted diluted earnings per common share (e)	$2.93	$3.13	(6.4)%	$14.55	$13.43	8.3%
Weighted average common shares (Diluted)	38,784	38,820		38,898	38,736

News Release I For Immediate Release
(a)We reclassified Real estate charges to Asset impairments in the Non-GAAP Financial Measures to conform to current year's presentation. Asset impairments primarily related to impairment charges of lease right-of-use assets and property, equipment and leasehold improvements associated with vacating certain leased office space.
(b)Related to acquisition and integration costs of the CGS acquisition.
(c)Primarily related to professional fees associated with the ongoing multi-year investment plan.
(d)Adjusted operating margin is calculated as adjusted operating income divided by adjusted revenues as shown in the revenues table above.
(e)For purposes of calculating Adjusted net income and Adjusted diluted earnings per share, all adjustments for the three months ended August 31, 2023 and August 31, 2022 were taxed at an adjusted tax rate of 20.1% and 12.3%, respectively. The twelve months ended August 31, 2023 and August 31, 2022 were taxed at an adjusted tax rate of 16.9% and 11.9%, respectively.

Business Outlook Operating Margin, Net Income and Diluted EPS

(Unaudited)
	Annual Fiscal 2024 Guidance
(In millions, except per share data)	Low end of range	High end of range
Revenues	$2,210	$2,230
Operating income	$732	$747
Operating margin	33.1%	33.5%
Intangible asset amortization	70	71
Adjusted operating income	$802	$818
Adjusted operating margin (a)	36.3%	36.7%

Net income	$550	$569
Intangible asset amortization	60	59
Discrete tax items	(4)	(3)
Adjusted net income	$606	$625

Diluted earnings per common share	$14.20	$14.70
Intangible asset amortization	1.54	1.53
Discrete tax items	(0.09)	(0.08)
Adjusted diluted earnings per common share	$15.65	$16.15
(a)Adjusted operating margin is calculated as adjusted operating income divided by adjusted revenues as shown in the organic revenues table above.

Free Cash Flow

(Unaudited)	Three Months Ended			Twelve Months Ended
	August 31,			August 31,
(In thousands)	2023	2022	Change	2023	2022	Change
Net Cash Provided for Operating Activities	$175,911	$147,212		$645,573	$524,357
Less: purchases of property, equipment, leasehold improvements and capitalized internal-use software	(19,606)	(11,065)		(60,786)	(37,236)
Free Cash Flow	$156,305	$136,147	14.8%	$584,787	$487,121	20.0%

News Release I For Immediate Release
Supplementary Schedules of Historical ASV by Client Type
The following table presents the percentages and growth rates of organic ASV by client type, excluding the impact of currency movements, and may be useful to facilitate historical comparisons. Organic ASV excludes acquisitions and dispositions completed within the last 12 months and the effects of foreign currency movements. The numbers below do not include professional services.

	Q4'23	Q3'23	Q2'23	Q1'23	Q4'22	Q3'22	Q2'22	Q1'22
% of ASV from buy-side clients	81.8%	82.1%	82.8%	82.8%	82.9%	83.7%	83.6%	83.1%
% of ASV from sell-side clients	18.2%	17.9%	17.2%	17.2%	17.1%	16.3%	16.4%	16.9%

ASV Growth rate from buy-side clients	6.9%	7.3%	8.1%	8.0%	8.5%	9.6%	8.4%	8.5%
ASV Growth rate from sell-side clients	9.3%	12.3%	15.8%	14.4%	13.8%	12.9%	12.6%	13.2%

The following table presents the calculation of organic ASV plus professional services.
(Details may not sum to total due to rounding)

(In millions)	Q4'23
As reported ASV plus Professional Services (a)	$2,174.6
Currency impact (b)	0.5
Acquisition ASV (c)	—
Organic ASV plus Professional Services	$2,175.1
Organic ASV plus Professional Services growth rate	7.1%
(a)Includes $22.7 million in professional services as of August 31, 2023.
(b)The impact of foreign currency movements.
(c)ASV from acquisitions completed within the last 12 months.